CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AIM International Mutual Funds (Invesco International Mutual Funds) of

i.

our report dated December 23, 2019, relating to the financial statements and financial highlights, which appears in Invesco Global Small & Mid Cap Growth Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019.

ii.

our report dated December 23, 2019, relating to the financial statements and financial highlights, which appears in Invesco Global Growth Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 24, 2020